EXHIBIT (i)

BELL, BOYD & LLOYD LLC                      THREE FIRST NATIONAL PLAZA
                                            70 WEST MADISON STREET, SUITE 3300
                                            CHICAGO, ILLINOIS 60602-4207
                                            312 372-1121 FAX 312 372-2098

                                            OFFICES IN CHICAGO
                                            AND WASHINGTON, D.C



                                December 19, 2002

Harris Insight Funds Trust
3200 Horizon Drive
King of Prussia, PA  19406

Ladies and Gentlemen:

     We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest designated Institutional Shares, Class N Shares, Class A Shares and Class B Shares (the "Shares") of the Harris Insight High Yield Select Bond Fund series of the Trust (the "Fund") in the Trust's registration statement no. 33-64915 on Form N-1A, as amended by post-effective amendment no. 32 thereto (the "Registration Statement").

     In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated agreement and declaration of trust of the Trust, as amended (the "Trust Agreement"); the bylaws of the Trust; a copy of the Amended and Restated Establishment and Designation of Series and Classes of Shares of the Trust dated June 26, 2002, as filed with the Secretary of the Commonwealth of Massachusetts on July 3, 2002 (the "Designation"); the actions of the board of trustees of the Trust authorizing a change in the name of the Fund from Harris Insight Convertible Securities Fund to Harris Insight High Yield Select Bond Fund and the issuance of the Shares of the Fund; and the Registration Statement.

     For this purpose, we have assumed that, upon the sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such Shares. We have also assumed that the Trust's Designation will be amended to reflect the change in the name of the Fund, as authorized by the Trustees, and that such amended Designation will be filed with the Secretary of the Commonwealth of Massachusetts, and each other place within the Commonwealth of Massachusetts as may be required or deemed appropriate by the Trustee. We note that until January 2, 2003, the Fund is known as Harris Insight Convertible Securities Fund.

     Based on such examination, we are of the opinion that, the Shares, when authorized, issued and sold in accordance with the Trust Agreement and the Designation, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the obligations of the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the trust's obligations. However, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which both the trust itself was unable to meet its obligations and inadequate insurance existed. To guard against this risk, the Trust Agreement contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides for indemnification out of Trust property of any shareholder held personally liable for obligations of the Trust.

     In giving this opinion, we have relied upon the opinion of Bingham McCutchen LLP dated December 19, 2002. As counsel for the Trust, we also consent to the incorporation by reference of our opinion for the Class A Shares, Class N Shares and Institutional Shares dated April 27, 2001, filed with the Trust's registration statement on Form N-1A on May 1, 2001.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                            Very truly yours,

                                            BELL, BOYD & LLOYD, LLC

                                       2